Exhibit 99.1

Intel Reports Second-Quarter Revenue of $12.8 Billion, Net Income of $2.0 Billion

  4th Generation Intel® Core™ processor and Silvermont architecture unveiled to strong acceptance
  New Intel® Atom™ processor and Intel LTE solution tapped for Samsung* GALAXY Tab-3 10.1-inch
  New leadership team implemented one of the most significant management reorganizations in a decade

SANTA CLARA, Calif.--(BUSINESS WIRE)--July 17, 2013--Intel Corporation today reported second-quarter revenue of $12.8 billion, operating income of $2.7 billion, net income of $2.0 billion and EPS of $0.39. The company generated approximately $4.7 billion in cash from operations, paid dividends of $1.1 billion, and used $550 million to repurchase 23 million shares of stock.

“In the second quarter, we delivered on our quarterly outlook and made several key product announcements,” said Intel CEO Brian Krzanich. “In my first two months as CEO, I have listened to a wide variety of views about Intel and our industry from customers, employees and my leadership team and I am more confident than ever about our opportunity as a company.”

“Looking ahead, the market will continue buying a wide range of computing products,” he added. “Intel Atom and Core processors and increased SOC integration will be Intel's future. We will leave no computing opportunity untapped. To embrace these opportunities, I've made it Intel's highest priority to create the best products for the fast growing ultra-mobile market segment.”

Q2 Key Financial Information and Business Unit Trends

  PC Client Group revenue of $8.1 billion, up 1.4 percent sequentially and down 7.5 percent year-over-year.
  Data Center Group revenue of $2.7 billion, up 6.1 percent sequentially and flat year-over-year.
  Other Intel® Architecture Group revenue of $942 million, down 3.7 percent sequentially and down 15.0 percent year-over-year.
  Gross margin of 58 percent, up 2 percentage points sequentially and down 5 percentage points year-over-year.
  R&D plus MG&A spending of $4.7 billion, in line with the company’s expectation of approximately $4.7 billion.
  Tax rate of 26 percent.

Financial Comparison
Quarterly
	Q2 2013	Q1 2013	vs. Q1 2013
Revenue	$12.8 billion	$12.6 billion	up 2%
Gross Margin	58.3%	56.2%	up 2.1 pts.
Operating Income	$2.7 billion	$2.5 billion	up 8%
Net Income	$2.00 billion	$2.05 billion	down 2%
Earnings Per Share	39 cents	40 cents	down 3%

Business Outlook

Intel’s Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures or other investments that may be completed after July 17.

Q3 2013

  Revenue: $13.5 billion, plus or minus $500 million.
  Gross margin percentage: 61 percent, plus or minus a couple of percentage points.
  R&D plus MG&A spending: approximately $4.8 billion.
  Amortization of acquisition-related intangibles: approximately $70 million.
  Impact of equity investments and interest and other: approximately $400 million net gain.
  Depreciation: approximately $1.7 billion.

Full-Year 2013

  Revenue: Approximately flat year-on-year, down from prior expectations of low single digit percentage increase.
  Gross margin percentage: 59 percent, plus or minus a couple percentage points, down from prior expectations of 60 percent, plus or minus a few percentage points.
  R&D plus MG&A spending: $18.7 billion, plus or minus $200 million, down $200 million from prior expectations.
  Amortization of acquisition-related intangibles: approximately $300 million, unchanged from prior expectations.
  Depreciation: $6.8 billion, plus or minus $100 million, unchanged from prior expectations.
  Tax Rate: approximately 26 percent for each of the remaining quarters of the year.
  Full-year capital spending: $11.0 billion, plus or minus $500 million, down $1.0 billion from prior expectations.

For additional information regarding Intel’s results and Business Outlook, please see the CFO commentary at: www.intc.com/results.cfm.

Status of Business Outlook

Intel’s Business Outlook is posted on intc.com and may be reiterated in public or private meetings with investors and others. The Business Outlook will be effective through the close of business September 13 unless earlier updated; except that the Business Outlook for amortization of acquisition-related intangibles, impact of equity investments and interest and other, and tax rate, will be effective only through the close of business on July 24. Intel’s Quiet Period will start from the close of business on September 13 until publication of the company’s third-quarter earnings release, scheduled for October 15, 2013. During the Quiet Period, all of the Business Outlook and other forward-looking statements disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

  Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.
  The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.
  Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

  Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.
  Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent reports on Form 10-Q and Form 10-K.

Earnings Webcast

Intel will hold a public webcast at 2 p.m. PDT today on its Investor Relations website at www.intc.com. A webcast replay and MP3 download will also be available on the site.

Intel plans to report its earnings for the third quarter of 2013 on October 15, 2013. Immediately following the earnings report, the company plans to publish a commentary by Stacy J. Smith, executive vice president and chief financial officer, at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.

Starting with the third-quarter earnings announcement on October 15, 2013, the company plans to post its quarterly earnings results on its Investor Relations website, at www.intc.com/results.cfm, and no longer distribute quarterly financial details through a news wire service. The company may choose to issue other financial-related news through a news wire service in addition to its Investor Relations website.

About Intel

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Intel, the Intel logo, Atom and Core are trademarks of Intel Corporation in the United States and other countries.

*Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Jun 29,	Jun 30,	Jun 29,	Jun 30,
	2013	2012	2013	2012
NET REVENUE	$12,811	$13,501	$25,391	$26,407
Cost of sales	5,341	4,947	10,855	9,588
GROSS MARGIN	7,470	8,554	14,536	16,819

Research and development	2,516	2,513	5,043	4,914
Marketing, general and administrative	2,165	2,131	4,112	4,104
R&D AND MG&A	4,681	4,644	9,155	9,018
Amortization of acquisition-related intangibles	70	78	143	159
OPERATING EXPENSES	4,751	4,722	9,298	9,177
OPERATING INCOME	2,719	3,832	5,238	7,642
Gains (losses) on equity investments, net	11	47	(15)	28
Interest and other, net	(37)	55	(87)	78
INCOME BEFORE TAXES	2,693	3,934	5,136	7,748
Provision for taxes	693	1,107	1,091	2,183
NET INCOME	$2,000	$2,827	$4,045	$5,565

BASIC EARNINGS PER COMMON SHARE	$0.40	$0.56	$0.82	$1.11
DILUTED EARNINGS PER COMMON SHARE	$0.39	$0.54	$0.79	$1.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	4,978	5,022	4,963	5,010
DILUTED	5,106	5,199	5,093	5,196

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Jun 29,	March 30,	Dec 29,
	2013	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$3,778	$5,698	$8,478
Short-term investments	6,214	4,323	3,999
Trading assets	7,358	7,052	5,685
Accounts receivable, net	3,474	3,536	3,833
Inventories:
Raw materials	487	451	478
Work in process	2,220	2,129	2,219
Finished goods	1,835	1,778	2,037
	4,542	4,358	4,734
Deferred tax assets	2,121	2,109	2,117
Other current assets	1,561	1,601	2,512
TOTAL CURRENT ASSETS	29,048	28,677	31,358

Property, plant and equipment, net	29,345	28,418	27,983
Marketable equity securities	5,361	4,698	4,424
Other long-term investments	1,642	1,309	493
Goodwill	10,005	9,756	9,710
Identified intangible assets, net	5,620	5,807	6,235
Other long-term assets	4,640	4,418	4,148
TOTAL ASSETS	$85,661	$83,083	$84,351

CURRENT LIABILITIES
Short-term debt	$263	$88	$312
Accounts payable	2,864	2,654	3,023
Accrued compensation and benefits	1,981	1,501	2,972
Accrued advertising	1,060	987	1,015
Deferred income	1,971	1,901	1,932
Other accrued liabilities	3,250	4,667	3,644
TOTAL CURRENT LIABILITIES	11,389	11,798	12,898

Long-term debt	13,150	13,143	13,136
Long-term deferred tax liabilities	3,709	3,427	3,412
Other long-term liabilities	3,573	3,521	3,702
Stockholders' equity:
Preferred stock	—	—	—
Common stock and capital in excess of par value	20,678	20,098	19,464
Accumulated other comprehensive income (loss)	145	(410)	(399)
Retained earnings	33,017	31,506	32,138
TOTAL STOCKHOLDERS' EQUITY	53,840	51,194	51,203
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$85,661	$83,083	$84,351

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q2 2013	Q1 2013	Q2 2012
CASH INVESTMENTS:
Cash and short-term investments	$9,992	$10,021	$9,204
Trading assets - marketable debt securities	7,358	7,052	4,444
Total cash investments	$17,350	$17,073	$13,648

CURRENT DEFERRED INCOME:
Deferred income on shipments of components to distributors	$770	$705	$765
Deferred income from software and services group	1,201	1,196	1,150
Total current deferred income	$1,971	$1,901	$1,915

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,712	$1,682	$1,572
Share-based compensation	$292	$295	$280
Amortization of intangibles	$279	$382	$267
Capital spending	($2,723)	($2,174)	($2,662)
Net cash (used)/received for acquisitions/divestitures	($286)	($98)	($282)
Investments in non-marketable equity instruments	($90)	($35)	($79)
Stock repurchase program	($550)	($533)	($1,100)
Proceeds from sales of shares to employees & excess tax benefit	$612	$466	$552
Dividends paid	($1,123)	($1,114)	($1,057)

EARNINGS PER COMMON SHARE INFORMATION:
Weighted average common shares outstanding - basic	4,978	4,948	5,022
Dilutive effect of employee equity incentive plans	67	78	108
Dilutive effect of convertible debt	61	54	69
Weighted average common shares outstanding - diluted	5,106	5,080	5,199

STOCK BUYBACK:
Shares repurchased	23	25	41
Cumulative shares repurchased (in billions)	4.3	4.3	4.2
Remaining dollars authorized for buyback (in billions)	$4.2	$4.8	$7.5

OTHER INFORMATION:
Employees (in thousands)	106.0	105.4	102.8

INTEL CORPORATION
SUPPLEMENTAL OPERATING GROUP RESULTS
(In millions)

	Three Months Ended		Six Months Ended
	Jun 29,	Jun 30,	Jun 29,	Jun 30,
	2013	2012	2013	2012
Net Revenue
PC Client Group	$8,100	$8,754	$16,092	$17,253
Data Center Group	2,743	2,734	5,328	5,139
Other Intel Architecture Group	942	1,108	1,920	2,183
Software and Services Group	610	586	1,198	1,157
All other	416	319	853	675
TOTAL NET REVENUE	$12,811	$13,501	$25,391	$26,407

Operating income (loss)
PC Client Group	$2,659	$3,440	$5,172	$6,931
Data Center Group	1,230	1,365	2,309	2,500
Other Intel Architecture Group	(608)	(335)	(1,219)	(647)
Software and Services Group	(8)	14	(32)	21
All other	(554)	(652)	(992)	(1,163)
TOTAL OPERATING INCOME	$2,719	$3,832	$5,238	$7,642

In the first quarter of 2013, we completed a reorganization that transferred a portion of our wired connectivity business formerly included within the Data Center Group to the PC Client Group, as the technology from that portion of the business is primarily used for client connectivity. Prior period amounts have been adjusted retrospectively to reflect this new organization structure.

Our operating groups shown above are comprised of the following:

• PC Client Group: Delivering platforms designed for the notebook (including UltrabookTM systems and convertible) and desktop (including high-end enthusiast PCs) market segments; wireless and wired connectivity products.
• Data Center Group: Delivering platforms designed for the server, workstation, and storage computing market segments; and wired network connectivity products.
• Other Intel Architecture Group consist of the following:
• Intelligent Systems Group: Delivering platforms designed for embedded applications.
• Intel Mobile Communications: Delivering mobile phone components such as baseband processors, radio frequency transceivers, and power management chips.
• Tablet Group: Delivering platforms designed for the tablet market segment.
• Phone Group: Delivering platforms designed for the smartphone market segment.
• Service Provider Group: Delivering gateway and set-top box components.
• Netbook Group: Delivering platforms designed for the netbook market segment.
• Software and Services Group consists of the following:
• McAfee: A wholly owned subsidiary delivering software products for endpoint security, network and content security, risk and compliance, and consumer and mobile security.
• Wind River Software Group: A wholly owned subsidiary delivering software optimized products for the embedded and mobile market segments.
• Software and Services Group: Delivering software products and services that promote Intel Architecture as the platform of choice for software development.
All Other consists of the following:
• Non-Volatile Memory Solutions Group: Delivering NAND flash memory products for use in a variety of devices.
• Corporate: Revenue, expenses, and charges such as:
• Acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.
• Divested businesses for which discrete operating results are not reviewed by our CODM.
• Results of operations of start-up businesses that support our initiatives, including our foundry business.
• Acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

INTEL CORPORATION
SUPPLEMENTAL PLATFORM REVENUE INFORMATION

		Q2 2013	Q2 2013	YTD 2013
		compared to Q1 2013	compared to Q2 2012	compared to YTD 2012
PC Client Platform
	Unit Volumes	5%	(5%)	(6%)
	Average Selling Prices	(3%)	-%	1%

Data Center Platform
	Unit Volumes	6%	1%	3%
	Average Selling Prices	(1%)	(1%)	-%

PC Client Group Notebook and Desktop Platform Key Drivers
-	Notebook platform volumes decreased 7% from Q2 2012 to Q2 2013
-	Notebook platform average selling prices decreased 4% from Q2 2012 to Q2 2013
-	Desktop platform volumes decreased 3% from Q2 2012 to Q2 2013
-	Desktop platform average selling prices increased 6% from Q2 2012 to Q2 2013

-	Notebook platform volumes decreased 7% from the first six months of 2012 to the first six months of 2013
-	Notebook platform average selling prices decreased 3% from the first six months of 2012 to the first six months of 2013
-	Desktop platform volumes decreased 5% from the first six months of 2012 to the first six months of 2013
-	Desktop platform average selling prices increased 6% from the first six months of 2012 to the first six months of 2013